                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.    1  )*
                                         ------

                                  Centex Corp.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                    152312104
                     ----------------------------------
                              (CUSIP Number)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 152312104
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Investors. N.A.,  943112180
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                                            2,426,925
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                         2,591,244
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         2,591,244
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         4.29%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         BK
-------------------------------------------------------------------------------

CUSIP No. 152312104
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Fund Advisors
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         U.S.A.
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                                            178,593
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                                            0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                                         178,593
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                         0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         178,593
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.30%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         BK
-------------------------------------------------------------------------------

CUSIP No. 152312104
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Global Investors, LTD.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United Kingdom
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       95,405
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    95,405
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         95,405
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.16%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         BK
-------------------------------------------------------------------------------

CUSIP No. 152312104
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Trust and Banking Company (Japan) Ltd.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         Japan
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       20,139
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    20,139
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         20,139
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.03%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         BK
-------------------------------------------------------------------------------

CUSIP No. 152312104
          ---------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

         Barclays Funds Limited
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group (See Instructions)           (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
         United Kingdom
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                       5,148
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person With:                       0
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                    5,148
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                    0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
         5,148
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)        / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
         0.01%
-------------------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)
         BK
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer
                           Centex Corp.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           2728 North HardWood
                           Dallas, TX 75201-1516
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Investors, N.A.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           45 Fremont Street
                           San Francisco, CA 94105
          ---------------------------------------------------------------------
    (c)   Citizenship
                           U.S.A
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           152312104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                            (Note:See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.

    (a)   Name of Issuer
                           Centex Corp.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           2728 North HardWood
                           Dallas, TX 75201-1516
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Fund Advisors
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           45 Fremont Street
                           San Francisco, CA 94105
          ---------------------------------------------------------------------
    (c)   Citizenship
                           U.S.A
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           152312104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                            (Note:See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.

    (a)   Name of Issuer
                           Centex Corp.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           2728 North HardWood
                           Dallas, TX 75201-1516
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Global Investors, LTD
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           Murray House, 1 Royal Mint Court
                           London, England EC3 NHH
          ---------------------------------------------------------------------
    (c)   Citizenship
                           United Kingdom
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           152312104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                            (Note:See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.

    (a)   Name of Issuer
                           Centex Corp.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           2728 North HardWood
                           Dallas, TX 75201-1516
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Trust and Banking Company (Japan) Ltd.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           Ebisu Prime Square Tower 8th Floor,
                           1-1-39 Hiroo, Shibuya-Ku
                           Tokyo Japan 150-8402
          ---------------------------------------------------------------------
    (c)   Citizenship
                           Japan
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           152312104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                            (Note:See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 1.

    (a)   Name of Issuer
                           Centex Corp.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
                           2728 North HardWood
                           Dallas, TX 75201-1516
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing
                           Barclays Fund Limited
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
                           Gredley House, 11 The Broadway
                           Stratford, England E15 4BJ
          ---------------------------------------------------------------------
    (c)   Citizenship
                           United Kingdom
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
                           Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
                           152312104
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b) /X/ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / / An investment adviser in accordance with section
            240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).
                            (Note:See Item 7)
    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j) / / Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        2,890,529
    ---------------------------------------------------------------------------

    (b) Percent of class:
        4.79%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote
                           2,726,210
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                           0
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                           2,890,529
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                           0
              -----------------------------------------------------------------


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                           The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                           Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                           Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                           Not applicable

ITEM 10. CERTIFICATION

    (a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

    (b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   August 10, 2001
                                       ----------------------------------------
                                                         Date

                                       ----------------------------------------
                                                      Signature
                                                   Rebecca Brubaker
                                                Manager of Compliance
                                       ----------------------------------------
                                                      Name/Title